Exhibit 99.2

healthcare solutions for a new generation SM

3420 fairlane farms road, suite c   ♦   wellington, florida  33414   ♦   561.798.9800 (office)   ♦   561.296.3456 (fax)

The Quantum Group Compliments Congress and President Obama on Signing of Stimulus Bill into Law

CEO offers perspective as to expected impact

WELLINGTON, Fla. (February 18, 2009) - The Quantum Group, Inc. (NYSE Amex: QGP) (www.QuantumMD.com) President & CEO Noel J. Guillama, commented on the President signing the American Recovery and Reinvestment Act of 2009 into law yesterday. The new law allocates $19.2 billion to technology and innovation for the healthcare industry. Quantum has publicly supported the stimulus bill since it was publicly introduced.

The new law provides for approximately $17 billion for Medicare and Medicaid incentive payments for use of electronic health records (Goedert, Health Data Management, 2/12/09). The payments would range from $44,000 to $64,000 for physicians and up to $11 million for hospitals (iHealthBeat, 2/12/09). Additionally, a number of newspapers have published articles regarding the financial benefits expected for healthcare technology-driven firms as a result of this new law.

Section 9202 of the law, “Investment In Health Information Technology,” discusses the need to implement and promote architecture that supports nationwide electronic exchange, the importance of privacy issues, training and dissemination of information on best practices, developing tools for promotion of telemedicine and interoperability of data repositories or registries.

On her website, “The Gavel,” Speaker of the House Nancy Pelosi summarized the purpose of the targeted effort to improve healthcare in our country through the new stimulus package. (http://www.speaker.gov/newsroom/legislation?id=0273#health) “Affordable and quality health care is key to strong economic growth. We are bringing our health care system into the 21st century with information technology, which will save billions of dollars, and are taking key steps to ensure broader coverage in this recession.”

Quantum President & CEO Noel J. Guillama commented, “We have been very impressed with President Obama’s clear support of healthcare transformation, specifically his emphasis on healthcare information technology to reduce costs and save lives. We believe our PWeR™ platform is directly in line with the President’s agenda for healthcare technology as PWeR integrates all of the functions a physician/provider, hospital, clinic and related professionals utilize in one patient-centric platform and falls well within the economic incentives offered by the new law. Many electronic medical record (EMR) applications work to capture patient data, however they are generally facility or provider-centric. PWeR has been architected as a system to incorporate everything from EMR to practice management to billing and collections and electronic prescriptions. EMR is simply one aspect of our comprehensive system. PWeR follows the entire healthcare delivery process and provides for the highest level of efficiency in patient care.”

Guillama continued, “As President Obama seeks to infuse efficiencies, reduce costs and improve patient care by leveraging technology, PWeR looks to facilitate these objectives by empowering patients, providers and payers.”

About The Quantum Group, Inc.

The Quantum Group is an innovation-driven Healthcare Services Organization (HSO) which provides business process solutions, service chain management, strategic consulting and leading edge technology innovations to the healthcare industry.

Through our dynamic patient-centric architecture, we empower the communication that is critical for the coordination of care and take aim at the $700 billion inefficiency gap in the United States healthcare industry. We are guided by a mission to develop efficiencies, improve the quality of patient care and achieve cost reductions for the nation’s largest and fastest growing industry.

We have developed leading-edge technology with the creation and deployment of a series of innovative patent-pending initiatives. Through approximately 2,000 healthcare providers and multiple insurance company relationships under management, we are positioned to be a catalyst for change to the healthcare industry.

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company's Securities and Exchange Commission 10-KSB, 10-QSB, S-8, SB-2, S-1 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates" “could” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements. Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to continue revenue growth trend in fiscal year 2009, to control patient medical cost relative to income received, to attract and retain executive, management and operational personnel, to continue growing its patient base, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well as physician clients. We have further risk in the deployment of our technology platform, the utilization by our clients, technical and software setbacks, cost of development, as well as the capital to deploy it. We are subject further to interruptions of service. Company does not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

PR Financial Marketing

Jim Blackman: 713-256-0369

jim@prfmonline.com

or

The Quantum Group, Inc.

Danielle Amodio: 561.798.9800

DAmodio@QuantumMD.com